Exhibit 23.1

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 31, 2021, relating to the consolidated statements of financial position of Quipt Home Medical Corp. (formerly, Protech Home Medical Corp.), appearing in the Registration Statement on Form 40-F filed with the Securities and Exchange Commission on May 14, 2021.

/s/ MNP LLP

Toronto, Ontario, Canada

July 16, 2021